Exhibit 99.1

For Immediate Release Contact:  Douglas R. Jamieson
         President
         (914) 921-5020

 For further information please visit
 www.associated-capital-group.com

Associated Capital Announces Interim CFO

Rye, New York, October 13, 2017 – Associated Capital Group, Inc. (NYSE: AC) announced today that Francis J. Conroy, CPA will join the Company as interim CFO, effective November 7, 2017.

Fran Conroy is currently with GGCP, the privately-held parent of AC, as special assistant to the CEO.  Mr. Conroy has an extensive career in finance and accounting with firms including Mezzacappa, Lazard, McKinsey and Catalyst Energy and was most recently with KKR Prisma from 2004 through 2016.  He began his career with Arthur Andersen & Co. after receiving his MBA from Harvard Business School.  Fran completed his undergraduate degree in Business Administration, summa cum laude, at Fordham in 1979.  He is a member of the Executive Committee of Fordham University President’s Council and Director, Part of the Solution, Inc., an emergency food agency serving the Bronx.

“We are delighted to have someone of Fran’s depth of experience step up to the plate during this interim period.  We are fortunate to have such a deep bench of talent to support Fran in making the transition,” said Doug Jamieson, President & CEO of Associated Capital.

Patrick Dennis, CFO, originally joined AC in November 2015 prior to the Company’s spin-out from GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL).  Pat has contributed significantly to the company’s first two years as an independent company.   We wish Pat well in his new endeavors.

About Associated Capital Group, Inc.:

Associated Capital Group operates as diversified financial services and investment management business with three core pillars of operations; a principal strategies group which invests the firms proprietary capital in new and existing businesses; an asset management business that emphasizes event driven value and merger arbitrage oriented alternative investment portfolios for institutions and high net worth investors; and institutional research services business, publishing research as Gabelli & Company, and was founded in 1976.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.